Exhibit (h)(v)(2)

Schedule B

This Schedule is attached to and made part of the Amended and Restated Securities Lending Authorization Agreement, originally dated the 10th day of July, 2017 and as revised herein as of June 18, 2018, between THE SELECT SECTOR SPDR® TRUST ON BEHALF OF EACH OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through the State Street Affiliates (collectively, “State Street”).

TIN and Fund Code Redacted

Portfolio Name	Taxpayer Identification Number		Fund Code		Tax Year-End
The Select Sector SPDR® Trust
The Communication Services Select Sector SPDR® Fund	[	]	[	]	9/30
The Consumer Discretionary Select Sector SPDR® Fund	[	]	[	]	9/30
The Consumer Staples Select Sector SPDR® Fund	[	]	[	]	9/30
The Energy Select Sector SPDR® Fund	[	]	[	]	9/30
The Financial Select Sector SPDR® Fund	[	]	[	]	9/30
The Health Care Select Sector SPDR® Fund	[	]	[	]	9/30
The Industrial Select Sector SPDR® Fund	[	]	[	]	9/30
The Materials Select Sector SPDR® Fund	[	]	[	]	9/30
The Real Estate Select Sector SPDR® Fund	[	]	[	]	9/30
The Technology Select Sector SPDR® Fund	[	]	[	]	9/30
The Utilities Select Sector SPDR® Fund	[	]	[	]	9/30